          [LETTERHEAD OF WITT, GAITHER & WHITAKER, P.C. APPEARS HERE]

                                October 16, 1998



Board of Directors
Signal Apparel Company, Inc.
200 Manufacturers Road
Chattanooga, TN  37405

Gentlemen:

You have requested our opinion concerning certain matters in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Signal Apparel Company, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale by the selling shareholders specified therein of up to 10,552,952 shares of the Company's Common Stock, $.01 par value per shares ("Common Stock") issued or issuable (i) to certain selling shareholders who are also affiliates of the Company upon the exercise of certain warrants or (ii) to certain selling shareholders who are institutional investors which received or may receive their shares of Common Stock through (A) the conversion of shares of the Company's 5% Series G1 or 5% Series G2 Convertible Preferred Stock, (B) the payment of dividends on such preferred stock (which the Company may elect to pay in Common Stock) or (C) the exercise of warrants which they received for investing in such preferred stock.

In connection with the following opinions, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinions herein set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, it is our opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Indiana.

Board of Directors
Signal Apparel Company, Inc.
October 16, 1998
Page 2

2. The issuance of the shares of Common Stock which are the subject of the Registration Statement in accordance (as applicable) with the terms of either (i) the Warrants issued to the selling shareholders who are affiliates of the Company or (ii) the terms of (A) that certain Convertible Preferred Stock Purchase Agreement dated September 17, 1998 among the Company and the selling shareholders who are institutional investors, concerning the Company's issuance and sale to such investors of shares of the Company's 5% Series G1 Convertible Preferred Stock, no par value and the Company's 5% Series G2 Convertible Preferred Stock, no par value and (B) the Certificates of Designation of 5% Series G1 Convertible Preferred Stock and 5% Series G2 Convertible Preferred Stock of the Company, will result in such shares being duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                                              WITT, GAITHER & WHITAKER, P.C.

                                              /s/ Steven R. Barrrett
                                              ________________________________
                                              By:  Steven R. Barrett